Exhibit 10.1

LOAN AGREEMENT

THIS AGREEMENT (as the same may be amended, restated or otherwise modified, this “Agreement”) is made this 25 day of August, 2011, between ANAREN, INC., a New York corporation with offices at 6635 Kirkville Road, East Syracuse, NY 13057 (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 201 South Warren Street, Syracuse, NY 13202, and its successors and assigns (“Lender”).

In consideration of the covenants and agreements contained herein, Borrower and the Lender hereby mutually agree as follows:

1.  DEFINITIONS

1.1.           General.  Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP (as defined below).  The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

1.2.           Defined Terms.  As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which Borrower or any of its Subsidiaries (a) acquires any going business and/or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person or (c) directly or indirectly acquires (in one transaction or as the most recent in a series of transactions) a majority of the outstanding equity interests of a Person.

“Adjusted LIBOR Rate” means, for any LIBOR Interest Period, an interest rate per annum to the sum of (a) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Requirements (expressed as a percentage) for such LIBOR Interest Period and (b) the LIBOR Margin.  Any change in the Adjusted LIBOR Rate shall be effective from and including  the effective date of the respective change.

“Adjusted Prime Rate” means, for any day, a rate per annum equal to the sum of (a) the Prime Rate in effect for such day and (b) the Prime Margin.  Any change in the Adjusted Prime Rate shall be effective from and including  the effective date of the respective change.

“Affiliate” of any specified entity means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Availability” means, at any time, an amount equal to the Commitment minus the sum of the outstanding principal amount of the Loans.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio provided, however, that when used in connection advances at the Adjusted LIBOR Rate, the term “Business Day” shall also exclude any day for which commercial Banks are not open for dealings in deposits on the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, all acquisitions of machinery, equipment, land, leaseholds, buildings, improvements and all other expenditures considered to be for fixed assets under GAAP.  Where an asset is acquired under a capital lease, the amount required to be capitalized shall be considered a capital  expenditure during the first year of the lease.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the collateral in which Borrower has given the Lender a security interest pursuant to the Security Instrument, and any other instrument given to Lender to secure the Indebtedness and/or this Agreement.

"Commitment" means, the commitment of Lender to make Loans, as such commitment may be increased or reduced from time to time pursuant the terms of this Agreement.  The initial amount of Lender’s Commitment is $50,000,000.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“EBITDA” means the net earnings of Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation, amortization, and other non-cash charges (including non-cash expenses related to equity based compensation); but not, however, giving effect to extraordinary losses or gains in calculating net income.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrower or of the imposition of a Lien on the assets of Borrower; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of the incurrence by a Controlled Group member of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“ERISA Affiliate” means each Person (whether or not incorporated) which together with Borrower would be treated as a single employer under ERISA.

“Event of Default” means any one or more of the occurrences described in Section 6 hereof.

“Existing Credit Agreement” means that certain Loan Agreement by and between Borrower and Lender dated July 30, 2008.

“GAAP” means generally accepted accounting principles as in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Guarantor(s)” means each Person that now or hereafter guarantees any portion of Borrower’s Indebtedness payable to the Lender, and such Person’s successors and assigns, including, without limitation, Anaren Microwave, Inc., Anaren Ceramics, Inc., Anaren Properties, LLC, M. S. Kennedy Corp. and Unicircuit, Inc.

“Guaranty” means the guaranty agreement executed by any Guarantor and delivered to Lender.

“Indebtedness” shall mean, for any Person (excluding in all cases trade payables payable in the ordinary course of business by such Person), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, or Interest Rate Agreement, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (g) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

“Interest Coverage Ratio” means, on any date, the ratio of (a) EBITDA minus  Unfinanced Capital Expenditures,  and Distributions to (b) interest expense for all Indebtedness of Borrower and its Subsidiaries on a consolidated basis.

“Interest Payment Date” means the first day of each October, January, April and July.

“Interest Rate Agreement” means any agreement for a derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender or any Lender Affiliate.

"Lender Affiliate" means any one or more bank or non-bank subsidiaries (other than the Lender) of KeyCorp and its successors.

“Leverage Ratio” means, on any date, the ratio of (a) Indebtedness on such date to (b) EBITDA.

“LIBOR Margin” means, with respect to any LIBOR Rate Loans,  the applicable rate per annum set forth below under the caption “LIBOR Option Margin”, based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements, with each change in the LIBOR Margin resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date the immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the period commencing October 1st):

	Index	LIBOR Option
Category	Leverage Ratio	Margin
I	<1.50x	+100 bps
II	≥1.50x <2.00x	+150 bps
III	≥2.00x<2.25x	+175 bps
IV	≥2.25x< 2.50x	+200 bps

“LIBOR Reserve Requirements” means, for any LIBOR Rate Loans, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance.

“LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum at which deposits in United States dollars are offered by prime Lenders in the London interbank eurodollar market two (2) Business Days prior to the day on which such rate is calculated by the Lender, in an amount comparable to the amount of such advance and with a maturity equal to the applicable LIBOR Interest Period.

“LIBOR Rate Loan” means any Loan at the Adjusted LIBOR Rate.

"LIBOR Interest Period" means the period commencing on the date an advance bearing interest at the Adjusted LIBOR Rate is made, continued, or converted and ending on the numerically corresponding day in the calendar month  that is one, two, three or six months thereafter, as Borrower may elect; provided, however, if the Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall be extended to the next Business Day unless the next Business Day would fall into the next calendar month, in which event the Interest Period shall end on the next preceding Business Day and any Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the last calendar month of such LIBOR Interest Period.

“Lien” means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” or “Loans” means an advance to Borrower extended by the Lender in accordance with Section 2 hereof.

“Loan Documents” means the collective reference to this Agreement and all other instruments, agreements and documents entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder, each as amended.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Change” means any condition or event that Lender determines has or is reasonably likely to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, if any, taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

“Maturity Date” means August 25, 2014 or, if earlier, upon demand by the Lender pursuant to the terms of this Agreement.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” or “Notes” means, as the case may be, the promissory note(s) signed and delivered by Borrower to evidence its Indebtedness to the Lender pursuant to Section 2 hereof.

“Obligation” or “Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and includes the principal of and interest on all Notes; (b) each extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable under this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to Lender or any Lender Affiliate by Borrower, and includes, without limitation, any Interest Rate Agreement entered into by Borrower with Lender or any Lender Affiliate and every other liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender or any Lender Affiliate or acquired by Lender or any Lender Affiliate by purchase, pledge or otherwise and whether participated to or from Lender or any Lender Affiliate in whole or in part; and (e) all Related Expenses.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, any Guarantor, and (b) any signatory to a Loan Document.

"Organization" means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” within the meaning of ERISA Section 3(2).

“Permitted Acquisition” means any Acquisition by Borrower or its Subsidiaries in a transaction that satisfies each of the following requirements:

(a)           such Acquisition is not a hostile or contested acquisition;

(b)           the business acquired in connection with such Acquisition is (i) located in the U.S., Canada or the England, (ii) organized under applicable U.S., Canadian or English and applicable state/province/regional or other laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which Borrower or its Subsidiary are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)           both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties herein is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent Lender has been notified in writing by that any representation or warranty is not correct and Lender has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d)           as soon as available, but not less than thirty (30) days prior to such Acquisition, Borrower shall have provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender including pro forma financial statements and statements of cash flow;

(e)           if such Acquisition is an acquisition of the equity interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of Borrower and, a Guarantor of Borrower’s obligations to the Lender, on terms and conditions satisfactory to the Lender;

(f)           if such Acquisition is an acquisition of assets, the Acquisition is structured so that Borrower or a Subsidiary who is or shall become, on terms and conditions satisfactory to the Lender, a Guarantor of Borrower’s obligations to the Lender shall acquire such assets;

(g)           if such Acquisition is an acquisition of equity interests, such Acquisition will not result in any violation of Regulation U;

(h)           neither Borrower or any Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could result in a Material Adverse Change;

(i)           in connection with an Acquisition of the equity interests of any Person, all Liens other than Permitted Encumbrances on property of such Person or existing Liens securing indebtedness of such Person not in excess of $5,000,000 shall be terminated unless Lender, in its sole discretion, consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens other than Permitted Encumbrances on such assets shall be terminated, unless, in either event, Lender in its sole discretion, consents otherwise; and

(j)           Borrower shall certify (and provide Lender with a pro forma calculation in form and substance reasonably satisfactory to the Lender) to Lender that, after giving effect to the completion of such Acquisition, the Leverage Ratio on a pro forma basis shall be less than or equal to 2.25 to 1.

“Permitted Encumbrances” means, as of any particular time:

(a)           Liens imposed by law for taxes and special assessments that are not then delinquent or are being contested in compliance with Section 5.5 hereof;

(b)           Liens that secure the repayment of Indebtedness of Borrower to the Lender or any Lender Affiliate;

 (c)           Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business and securing obligations not yet overdue by more than 30 days or are being contested by appropriate proceedings promptly initiated and diligently conducted;

(d)           Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, excluding obligations for the payment of borrowed money;

(e)           Any judgment Lien with respect to any judgment that do not constitute an Event of Default, provided that the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution therefor stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay;

(f)           Easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or interfere with the ordinary course of business of or any Subsidiary; and

(g)           Liens expressly permitted hereby in conjunction with a Permitted Acquisition.

“Person” means an individual or an Organization.

“Plan” means any plan (other than a Multiemployer Plan) defined in ERISA in which Borrower or any Subsidiary is, or has been at any time during the preceding two (2) years, an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Potential Default” means any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

“Prime Margin” with respect to any Prime Rate Loan,  the applicable rate per annum set forth below under the caption “Prime Option”, based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements with each change in the Prime Margin resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date the immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the quarter commencing October 1st):

	Index	Prime Option
Category	Leverage Ratio	Margin
I	<1.50x	-0-
II	≥1.50x <2.00x	25 bps
III	≥2.00x<2.25x	50 bps
IV	≥2.25x< 2.50x	75 bps

“Prime Rate” means the rate per annum from time to time established by the Lender as the Lender’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit.  In the event of any change in the Prime Rate, the rate of interest applicable to the Loans evidenced hereby shall be adjusted to immediately correspond with each such change.

“Prime Rate Loan” means any Loan at the Adjusted Prime Rate.

“Quarters” or “Quarterly” means calendar quarters, being each of the three (3) calendar month periods ending 3/31, 6/30, 9/30 and 12/31 of each calendar year.

“Related Expenses” means any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney’s fees, legal expenses, judgments, suits and disbursements) reasonably incurred by, or imposed upon, or asserted against, Lender in any attempt by Lender:

(a)           to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage, deed of trust, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Lender;

(b)           to obtain payment, performance, and observance of any and all of the Obligations;

(c)           to maintain, insure, audit, inspect, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; and/or

(d)           incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in the Note, but in no event greater than the highest rate permitted by law.

“Related Person” means any Person who (i) now or hereafter owns an equity interest in Borrower or Guarantor or (ii) has warrants, debentures, or similar rights to own any equity interest in Borrower or Guarantor, whether or not the same has vested or been delivered or (iii) is owned, in whole or in part, by Borrower or Guarantor.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Revolving Credit” means the Revolving Credit Facility described in Section 2.2 hereof, which Revolving Credit shall be payable in accordance with the terms of such Revolving Credit Facility and this Agreement.

“Security Instrument(s)” means the written document(s) listed in Exhibit A attached hereto, signed and delivered from time to time to the Lender in connection with Indebtedness owed by Borrower to the Lender.

“Subsidiary” means any Person of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (i) the voting stock or units entitling the holders thereof to elect a majority of the board of directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person.

“Type”, when used in reference with any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBOR Rate or the Adjusted Prime Rate.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures less new long-term Indebtedness issued during such period to fund such.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2.  REVOLVING CREDIT FACILITY

2.1.           Commitments.  (a)  Lender hereby agrees to extend a Revolving Credit to Borrower, subject to the terms and conditions of this Agreement and the Revolving Credit Note of even date herewith in the initial principal amount of $50,000,000. Unless previously terminated, the Commitment shall terminate on the Maturity Date.

(b)           The revolving loans outstanding under the Existing Credit Agreement shall, after the Effective Date, be deemed to be outstanding under this Agreement as Loans of the same Type and, in the case of LIBOR Rate Loans, with the same LIBOR Interest Period in effect immediately prior to the Effective Date.

(c)           At the commencement of each LIBOR Interest Period for any LIBOR Rate Loan, such Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.  At the time that each Prime Rate Loan is made, such Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $50,000; provided, however, that a Prime Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitment.  Loans of more than one Type and class may be outstanding at the same time; provided, however, that there shall not at any time be more than a total of three (3) LIBOR Rate Loans outstanding.

(d)           Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any LIBOR Rate Loan if the LIBOR Interest Period requested with respect thereto would end after the Maturity Date.

(e)           Borrower may, at any time, terminate, or from time to time, reduce the Commitment; subject, however, to (i) each reduction of the Commitment being in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) Borrower not terminating or reducing the Commitment if, after giving effect to any concurrent prepayment of any Loans, the aggregate amount of Loans outstanding exceeds the Commitment.  Borrower shall notify Lender of any election to terminate or reduce the Commitment at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable.

(f)           Borrower may, at any time, or from time to time, request an increase in the Commitment; subject, however, to (i) each increase being by multiples of $10,000,000 up to an aggregate Commitment of $100,000,000 and (ii) to Lender’s underwriting considerations/approvals, in Lender’s sole discretion.

2.2           Requests for Loans.  To request a Loan, Borrower shall notify Lender of such request in writing  not later than 11:00 a.m., New York City time of the date of the proposed Loan.  Each borrowing request shall specify the following information:

(i)           the amount of the requested Loan;

(ii)           the date of such Loan, which shall be a Business Day;

(iii)           whether such Loan is to be an Prime Rate Loan or a LIBOR Rate Loan; and

(iv)           in the case of a LIBOR Rate Loan, the initial LIBOR Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "LIBOR Interest Period” and shall not extend beyond the Maturity Date.

If no election as to the Type of Loan is specified, then the requested Loan shall be a Prime Rate Loan.  If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of three (3) month's duration.

2.3           Funding of Loans.   Lender shall make each Loan available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Lender and designated by Borrower in the applicable borrowing request.

2.4           Interest Elections.  (a)  Each Loan initially shall be of the Type specified in the applicable borrowing request and, in the case of a LIBOR Rate Loan, shall have an initial LIBOR Interest Period as specified in such borrowing request.  Thereafter, Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a LIBOR Rate Loan, may elect LIBOR Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Loan and each such portion shall be considered a separate Loan.

(b)           To make an election pursuant to this Section, Borrower shall notify the Lender of such election in writing by the time that a borrowing request would be required under Section 2.2 if Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and, as to a LIBOR Rate Loan, shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)           the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Loan is to be a Prime Rate Loan or a LIBOR Rate Loan; and

(iv)           if the resulting Loan is a LIBOR Rate Loan, the LIBOR Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "LIBOR Interest Period" and shall not extend beyond the Maturity Date.

If any such Interest Election Request requests a LIBOR Rate Loan but does not specify a LIBOR Interest Period, then Borrower shall be deemed to have selected a LIBOR Interest Period of three (3) month's duration.

(d)           If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Loan prior to the end of the LIBOR Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such LIBOR Interest Period, such Loan shall continue to bear interest at the Adjusted LIBOR Rate for the LIBOR Interest Period in effect until an election is made. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a LIBOR Rate Loan and (ii) unless repaid, each LIBOR Rate Loan shall be converted to a Prime Rate Loan at the end of the LIBOR Interest Period applicable thereto.

2.5           Repayment of Loans; Evidence of Debt.  (a)  Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Lender shall maintain in accordance with its usual practice an account or accounts evidencing (i) the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder, (ii) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, and (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder.

(c)           The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)           Lender may request that Loans be evidenced by a Note or Notes.  In such event, Borrower shall execute and deliver to the Lender a Note or Notes payable to the order of Lender.

2.6           Prepayment of Loans.  (a)   Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Loan, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Prime Rate Loan, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7.

2.7            Interest.  (a)  The Prime Rate Loans shall bear interest at the Adjusted Prime Rate.

(b)           The LIBOR Rate Loans shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for each such Loan.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Prime Rate Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided, however, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a LIBOR Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Prime Rate Loan prior to the end of the current LIBOR Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to Adjusted Prime Rate at times when the Adjusted Prime Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted Prime Rate or Adjusted LIBOR Rate shall be determined by Lender, such determination being conclusive absent manifest error.

2.8            Alternate Rate of Interest.  If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that dollar deposits in an amount approximately equal to the portion of any Requested LIBOR Rate Loan for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all Loans bearing or intended to bear interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Interest Period.

2.9           Fees.  Borrower shall pay Lender  a non-usage fee for each calendar quarter based upon the average daily unused Available Credit during such quarter, which fee shall commence accruing ninety (90) days after the date of this Agreement.  The amount of the non-usage fee shall be the average daily unused Available Credit multiplied by the applicable basis points from the chart set forth below under the column headed “Non-Usage Fee” based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements with each change in the non-usage fee resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date the immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the quarter commencing October 1st)::

Index
Leverage Ratio	Non-Usage Fee
<1.50x	10 bps
≥1.50x <2.00x	25 bps
≥2.00x<2.25x	30 bps
≥2.25x< 2.50x	40 bps

Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.10            Increased Costs: Change in Law.  (a)  If, because of any Change in Law, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in LIBOR Reserve requirements, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.

(b) If, because of any Change in Law, it becomes unlawful for Lender to make, fund, or maintain any advance at the Adjusted LIBOR Rate, then Lender’s obligation to make, fund, or maintain any such advance shall terminate and each affected outstanding advance shall be converted to the Adjusted Prime Rate on the earlier of the termination date for each LIBOR Interest Period or the date the making, funding, or maintaining of each such advance becomes unlawful.

2.11           Break Funding Payments.  If Borrower repays any LIBOR Rate Loan prior to the end of the applicable LIBOR Interest Period, including without limitation a prepayment under Sections 2.8 and 2.10, Borrower shall reimburse Lender on demand for the resulting loss or expense incurred by Lender, including without limitation any loss or expense incurred in obtaining, liquidating or reemploying deposits from third parties.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to Lender under this section shall be made as though Lender shall have actually funded the relevant advance through deposits or other funds acquired from third parties for such purpose; provided, however, that Lender may fund any advance bearing interest at the Adjusted LIBOR Rate in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this paragraph.  Lender will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary or involuntary (including demand or acceleration of the Indebtedness upon Borrower's default).

3.  WARRANTIES.

Borrower represents and warrants to Lender (which representations and warranties will survive the delivery of the Notes and the making of the Loans) that:

3.1.           Existence and Legal Authority.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Each Guarantor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the respective state of its formation.  Borrower and each Guarantor and has all requisite power and authority to own its property and to carry on its business as now being conducted, to enter into the Loan Documents to which it is a party and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of such Loan Documents to which it is a party.  Borrower and each Guarantor is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would result in a Material Adverse Change.

3.2.           Due Execution and Delivery.   Borrower and each Guarantor has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which it is a party, and each of them has been duly executed and delivered by Borrower and each Guarantor and has been authorized by all required action, and Borrower and each Guarantor has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower and each Guarantor enforceable against Borrower and each Guarantor in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

3.3.           No Breach of Other Instruments.  Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower or any Guarantor with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the respective charter documents thereof, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower or any Guarantor is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower or any Guarantor pursuant to the terms of any such agreement or instrument.

3.4.           Government Authorization.  No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower or any Guarantor of the transactions contemplated by the Loan Documents.

3.5.           Ownership of Property.  Except for Permitted Encumbrances or as otherwise permitted in the Security Instruments or this Agreement, Borrower and each Subsidiary has and will have good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, and good and marketable title to substantially all its other property and assets; subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with the operations conducted thereon by Borrower and/or the respective Subsidiary. Except for Permitted Encumbrances, the real property and all other property and assets of Borrower and each Subsidiary is free from any liens or encumbrance securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which Borrower or any Subsidiary is a party is in full force and effect, and no material default on the part of Borrower or any Subsidiary or, to its knowledge, any other party thereto exists.

3.6.           Absence of Defaults, etc.  Neither Borrower nor any Guarantor is  (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its respective charter documents, or any other governing document, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

3.7.           Indebtedness of Borrower.  Neither Borrower nor any Guarantor has outstanding, on the date hereof, any Indebtedness for borrowed money, except for such Indebtedness identified in the financial assumptions referred to in Section 3.8 hereof.

3.8.           Financial Condition; No Material Adverse Change.  (a)  Borrower has heretofore furnished to Lender with  its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its Chief Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Since December 31, 2010, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole which has, or could reasonably be expected to have, a Material Adverse Effect.

3.9.           Taxes.  Borrower and each Subsidiary has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by them. The provisions for taxes reflected in the financial projections referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which Borrower or any Subsidiary is liable for the period ended on the date of such balance sheet and all prior periods. Borrower knows of no deficiency assessment or proposed deficiency assessment of taxes for which Borrower or any Subsidiary may be liable, except as may be otherwise disclosed in writing to Lender prior to the date hereof.

3.10.           Litigation.  Prior to the date hereof, there are no actions, suits or proceedings pending, or to the actual knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary or its respective property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower and its Subsidiaries, which, either individually or in the aggregate, if adversely determined, would reasonably be expected to result in a Material Adverse Change.

3.11.           Environmental Matters.  Borrower and each Subsidiary is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules.

3.12.           Subsidiaries and Affiliates.  Borrower does not have any Subsidiaries other than those listed on Exhibit B attached hereto, which Subsidiaries were formed under, duly exist and are in good standing in the states or countries referenced thereon.    For any period during which Borrower has any Subsidiaries, all financial statements, accounts and reports submitted by Borrower and all calculations hereunder based on same shall be consolidated and/or on a consolidating basis or combined and/or on a combining basis with such Subsidiaries, as the context required.

3.13.           ERISA.  No Reportable Event or Prohibited Transaction which could create a liability in excess of $100,000 or cause a material adverse change has occurred and is continuing with respect to any Plan of Borrower, and Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA.

3.14.           Solvency.  Neither Borrower nor any Guarantor is insolvent as defined in any applicable state or federal statute, nor will Borrower or any Guarantor be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Lender.  Neither Borrower nor any Guarantor is engaged or about to engage in any business or transaction for which the assets retained by it shall constitute an unreasonably small capital, taking into consideration the obligations to Lender incurred hereunder.  Neither Borrower nor any Guarantor intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

3.15.           No Burdensome Restrictions.  Neither Borrower nor any Guarantor is a party to any instrument or agreement or subject to any charter or other corporate restriction which would cause a Material Adverse Change.

3.16           Federal Reserve Regulations; Use of Loan Proceeds.  Neither Borrower nor any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, U, or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.17.           OFAC/USA PATRIOT Act Restrictions.  Neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (“Treasury”) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and neither Borrower nor any Guarantor is engaging, or shall engage, in any dealings or transactions or shall otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.  CONDITIONS OF LENDING

4.1.           Loan Funding.  The obligation of Lender to close the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived in writing by Lender:  (a) all legal matters and Loan Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Lender's counsel; (b) Lender shall have received (i) certificates by an authorized officer or representative of Borrower upon which Lender may conclusively rely until superseded by similar certificates delivered to Lender, certifying that (1) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (2) the names, signatures, and authority of Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as Lender may reasonably require to be executed by, or delivered on behalf of, Borrower; (c) the Lender shall have received the Notes with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) Borrower shall have paid to the Lender the fee(s) then due and payable under this Agreement and the other Loan Documents; (e) Borrower and each Guarantor shall each have maintained their respective financial condition in a manner satisfactory to Lender, and no material adverse change shall have occurred in Borrower’s or any Guarantor’s financial condition or prospects; (f) Lender shall have received the written opinion(s) of legal counsel for Borrower selected by Borrower and satisfactory to Lender, dated the date of this Agreement and covering the Loan Documents and such other matter(s) as Lender may reasonably require; (g) Lender shall have received written instructions by Borrower with respect to disbursement of the proceeds of the Loan; and (h) Lender shall have received all Security Instruments duly executed by all parties thereto.

4.2.           Security. No Loan shall be made hereunder unless and until Borrower shall have supplied to Lender: (a) Uniform Commercial Code searches from each applicable filing office on Borrower and each Guarantor showing no effective UCC-1 filings, and (b) as security for repayment of any and all Loans made hereunder the Security Instruments listed on Exhibit A hereto, in form and substance reasonably acceptable to Lender.

4.3.           Each Loan.  The obligation of Lender to make any Loan shall be subject to initial compliance with Sections 4.1 and 4.2 herein and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default shall have occurred and continue to exist, and (b) each representation and warranty set forth in Section 3 above is true and correct as if then made.

5.  COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Notes have been paid, Borrower covenants and agrees that it will comply with the following provisions:

5.1.           Accounting; Financial Statements and Other Information.  Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP.  Borrower will deliver or cause to be delivered to Lender:

(a)           As soon as practicable after the end of each fiscal quarter in each fiscal year, and in any event within 45 days thereafter, internally prepared consolidated and consolidating financial statements, including income statement, balance sheet, statement of condition of Borrower as of the end of such fiscal quarter, and statements of cash flow, changes in financial position, and common shareholder’s equity for such fiscal quarter, certified as complete and correct by the principal financial officer of Borrower, subject to changes resulting from year-end adjustments;

(b)           As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, financial statements, including income statement, balance sheet, statement of condition of Borrower as of the end of such year, and statement of cash flow and changes in financial position of Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by an independent certified public accountant, accompanied by a report and unqualified opinion of an independent certified public accountant of recognized standing, selected by Borrower and satisfactory to the Lender, and prepared in accordance with generally accepted audit standards;

(c)           Together with each set of financial statements required by subparagraphs (a) and (b) above, a certificate by the chief financial officer or other authorized officer of Borrower stating that the representations and warranties contained in this Agreement are true and correct as of the date of the certificate, and whether or not there exists any Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, Borrower is taking or proposes to take with respect thereto;

(d)           Promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to PBGC were not waived;

(e)           Promptly upon receipt, and in no event more than two (2) Business Days after receipt, of a notice by Borrower or any ERISA Affiliate or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice; and

(f)           Promptly upon receipt thereof, copies of all written reports submitted to Borrower by independent accountants in connection with any annual or interim compilation and/or review the books of Borrower.

5.2.           Additional Financial Reports.  Borrower shall, upon request of Lender, deliver to the Lender its annual federal, state and local tax returns and such other financial information as Lender may reasonably request.

5.3.           Insurance; Maintenance of Properties. Borrower shall (and shall cause each Guarantor to):  (a) maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law and of such character and amounts as are usually maintained by companies engaged in like business, including without limitation products liability insurance; (b) furnish to Lender upon the execution of this Agreement and at the beginning of each fiscal year, copies of policies and a statement of the insurance coverage; and (c) obtain other or additional insurance promptly, upon the reasonable request of Lender, to the extent that such insurance may be available.  The policies shall provide that no cancellation shall occur without thirty (30) days prior written notice to Lender.  Borrower shall (and shall cause each Guarantor to) provide to Lender notice that such policies have been renewed and are paid in accordance with the terms of such policies at least fifteen (15) days prior to the date of expiration.  Borrower will (and will cause each Guarantor to) at least annually and upon any change, or more often upon the occurrence of an Event of Default, upon request of Lender, furnish to the Lender a schedule of all insurance carried by Borrower and each Guarantor, setting forth in detail the amount and type of such insurance.  Except as otherwise permitted in this Agreement, Borrower will (and will cause each Guarantor to) maintain, in good repair, working order, and condition, all properties used in the business of Borrower and each Guarantor, subject to ordinary wear and tear.

5.4.           Existence; Business. Borrower shall (and shall cause each Guarantor to) cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. Borrower will (and will cause each Guarantor to) comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that neither Borrower nor any Guarantor shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to result in a Material Adverse Change.

5.5.           Payment of Taxes.  Borrower shall (and shall cause each Guarantor to) pay all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if proper amounts, determined in accordance with GAAP, have been set aside for the payment of all such taxes, charges, and assessments.

5.6.           Adverse Changes.  Borrower shall promptly notify the Lender in writing of (a) the occurrence of any event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Section 3 hereof and (b) any Material Adverse Change.

5.7.           Notice of Default.  Borrower shall promptly notify (but in no event more than five (5) days after the occurrence thereof) Lender of any Event of Default or Potential Default hereunder and any demands made upon Borrower by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person, if the amount of such Indebtedness exceeds $250,000.

5.8.           Inspection. Borrower shall (and shall cause each Guarantor to) make available for inspection by duly authorized representatives of Lender, or its designated agent, Borrower’s books, records, and properties when reasonably requested to do so, and will furnish Lender such information regarding its business affairs and financial condition within a reasonable time after written request therefor.

5.9.           Environmental Matters.  Borrower shall (and shall cause each Subsidiary to):

(a)           Comply in all respects with all Environmental Laws where a failure to comply could result in a Material Adverse Change;

(b)           Deliver promptly to Lender (i) copies of any significant documents received from the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency, and (ii) copies of any significant documents submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency concerning its operations; and

(c)           Promptly undertake and diligently pursue to completion all action recommended by any environmental audit report(s) issued and all action(s) necessary to correct any environmental problem or defect identified in any environmental audit report(s).

5.10.           Health and Safety. Borrower shall (and shall cause each Guarantor to) be in compliance with all requirements of applicable federal, state, foreign, provincial and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse Change.

5.11.           Extraordinary Services.  In the event extraordinary services are required by Lender for inspections, appraisals, or for securing estimates of costs which, in the Lender’s reasonable judgment are not regular or routine, Lender may deduct the reasonable expense of such extraordinary services from any moneys due to Borrower hereunder or from any account maintained by Borrower with Lender or any Lender Affiliate.

5.12.           Commercial Operating Account.  So long as credit is available hereunder or until all principal of and interest on the Notes have been paid in full, Borrower shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable.  At the option of Lender, all Loan payments and fees will automatically be debited from Borrower’s primary operating account and all disbursements of Loan proceeds shall be made by the Lender’s or Lender Affiliate’s crediting of such disbursements directly into the appropriate Borrower’s account.

5.13.           Additional Assurance. Borrower shall upon request of Lender promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Lender may reasonably require, so as to completely vest in and ensure to Lender its rights hereunder and in or to the Collateral, including, but not limited to, additional subordination agreements for all future shareholder loans and/or undistributed earnings.

5.14.            Indebtedness.   Borrower will not (and will not allow any Subsidiary to) create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness existing on the date hereof and set forth in Exhibit C attached hereto and extensions, renewals and replacements of any such Indebtedness that do not increase the maximum amount of borrowing permitted thereunder by such lender as set forth on Exhibit;

(c)           Indebtedness of Borrower to any Subsidiary and of any Subsidiary to Borrower or any other Subsidiary;

(d)           Guarantees by Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Borrower or any other Subsidiary;

(e)           Unsecured Indebtedness or Indebtedness secured by a Lien allowed under section 5.15 hereof of Borrower or any Subsidiary; provided, however, that the aggregate principal amount of Indebtedness permitted hereby shall not exceed $5,000,000 at any time outstanding; and

(f)           Indebtedness of Borrower or any Subsidiary as an account party in respect of trade letters of credit.

5.15.           Liens. Borrower will not (and will not allow any Subsidiary to), directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to non-real estate assets of Borrower or any Subsidiary, whether now owned or hereafter acquired other than:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth on Exhibit D attached hereto; provided, that such Lien shall secure only the obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount so secured;

(c)           Liens on fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary including those incurred as a result of a capital lease and/or synthetic lease transaction; provided, that such security interest secure Indebtedness permitted by Section 5.14(e) hereof and the Indebtedness secured does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and

(d)           Liens allowed in conjunction with a Permitted Acquisition.

5.16.           Negative Pledge. Borrower shall not (and shall not permit any Subsidiary to) (a) enter into any agreement, promissory note, or document of any kind relating to a loan to Borrower or any Subsidiary by a lender other than Lender which contains a provision that Borrower or any Subsidiary will not create, incur or permit to exists any Lien non-real estate assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or make or repay loans or advances to Borrower or any other Subsidiary or guaranty Indebtedness of Borrower or any other Subsidiary.

5.17           Fundamental Changes. (a) The Borrower will not (and will not permit any Subsidiary to), merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof, and immediately after giving effect thereto, no Default shall have occurred and be continuing (i) any Subsidiary or Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary or Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender, and (v) the Borrower or a Subsidiary may participate in a Permitted Acquisition; provided, however, that any  merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.18.

5.18           Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not (and will not permit any of its Subsidiaries to), purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c)           loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; and

(d)           Permitted Acquisitions.

5.19.           Asset Sales. The Borrower will not (and will not allow any Subsidiary to) sell, transfer, lease or otherwise dispose of any asset or will the Borrower permit any Subsidiary to issue any additional equity interest in such Subsidiary other than in favor of the Borrower or another Subsidiary except:

(a)           sales, transfers and dispositions of inventory in the ordinary course of business and obsolete, worn out or surplus equipment or other property in the ordinary course of business;

(b)           sales, transfers and dispositions to the Borrower or any Guarantor; and

(c)           sales of assets in a single transaction (and not part of a series of transactions) having a fair value of less than $100,000;

provided, all sales, transfers and other dispositions permitted hereby under (a) and (c) shall be for fair value and cash consideration.

5.20.           Financial Covenants.

(a)           Interest Coverage Ratio.  Borrower and its Subsidiaries on a consolidated basis will maintain an Interest Coverage Ratio of greater than 3.00 to 1 tested as of the end of each fiscal quarter on a trailing twelve month basis.

(b)           Liquid Assets.  Borrower and its Subsidiaries, on a consolidated basis shall maintain a minimum of $20,000,000 in cash plus marketable securities plus Availability under the Revolving Credit as of the end of each fiscal quarter.

(c)           Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis will maintain a Leverage Ratio of less than 2.50 to 1 tested as of the end of each fiscal quarter on a trailing twelve month basis.

(d)           Other Loan Agreements.  Borrower shall not, without Lender’s prior written consent, enter into any agreement, promissory note, or document of any kind relating to a loan to Borrower containing a term similar to 5.20(a), (b), or (c) above which is more restrictive than such term herein.

(e)           Special Provision:  Frimley, England Sublease.  Borrower’s lease expense under its present sublease of a building located in Frimley, England shall be excluded solely for the calculations relating to compliance with Sections 5.20(a), (c), and (d) above.  For purposes of clarity, but without changing a broad application of the specific exclusion contained in the immediately preceding sentence, such exclusion shall not apply to the calculation of the interest payable on Loans made pursuant to this Agreement.

(f)           Assets of China Subsidiary.  Except with Lender’s prior written consent, which consent shall not be unreasonably withheld, Borrower shall not, directly or indirectly, permit the assets of its China Subsidiary, Anaren Communications Suzhou Company, Ltd., to be more than 15% of the consolidated assets of Borrower and all its Subsidiaries.

6.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1.           Payments.  If (a) the interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable, or (b) the principal of any Note shall not be paid in full punctually when due and payable.

6.2.           Covenants.  If Borrower or any Obligor fails to perform or observe any covenant or agreement (other than as referred to in Section 6.1 hereof) contained in this Agreement or in any other of the Loan Documents, and such failure remains unremedied for thirty (30) days after the Lender gives notice thereof to such Borrower or Obligor.

6.3.           Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of any Note, shall be false or erroneous.

6.4.           Validity Of Loan Documents.  If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

6.5.           Loan Document Default.   If any event of default or default shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, and such demand is made.

6.6.           Cross Default.  If Borrower shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

 6.7.           ERISA Default.  The occurrence of one or more ERISA Events that (a) Lender determines could have a material adverse effect, or (b) results in a Lien on any of the assets of Borrower.

6.8.           Money Judgment.  A final judgment or order for the payment of money in an amount in excess of $250,000.00 shall be rendered against Borrower or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of ninety (90) days after the date on which the right to appeal has expired.

6.9.           Material Adverse Change.  There shall have occurred any Material Adverse Change.

6.10           Solvency.  If Borrower or any Obligor shall (a)  die or discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take  any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

7.  REMEDIES UPON DEFAULT

7.1.           Rights of Lender.  If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

(a)           Declare all of Borrower’s Obligations to Lender to be immediately due and payable, whereupon all unpaid principal, interest and fees in respect of such Obligations, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of the Loan Documents or otherwise, shall be immediately due and payable;

(b)           Terminate any commitment to make any additional advances under any Loan;

(c)           Exercise any and all rights and remedies available to Lender under any applicable law;

(d)           Exercise any and all rights and remedies granted to Lender under the terms of this Agreement or any of the other Loan Documents; and/or

(e)           Set off the unpaid balance of the Obligations against any debt owing to Borrower by the Lender or by any Lender Affiliate, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by the Lender or any Lender Affiliate, whether collected or in the process of collection, or in any time or demand deposit account maintained by Borrower at, or evidenced by any certificate of deposit issued by, the Lender or any Lender Affiliate.  Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Notes may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower pursuant to this Agreement in the amount of such participation.

7.2.           No Waiver.  The remedies in this Section 7 are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may be entitled.  No failure or delay on the part of the Lender in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may be entitled.  All Lender’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently.

8.  MISCELLANEOUS

8.1.           Remedies; Waiver; Amendments.    No waiver of any provision of this Agreement or the Notes, or consent to departure therefrom, is effective unless in writing and signed by the Lender.  No such consent or waiver extends beyond the particular case and purpose involved.  No amendment to this Agreement is effective unless in writing and signed by Borrower and the Lender.  If at any time or times, by assignment or otherwise, Lender transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Lender’s powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer.  To the extent that Lender retains any other of the Obligations or any part of the Collateral, Lender will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

8.2.           Expenses, Costs and Taxes.  The Borrower shall pay on demand all reasonable costs and expenses of Lender, and all Related Expenses, including but not limited to, (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) reasonable extraordinary expenses of Lender in connection with the administration of this Agreement, the Notes and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder or in any other Loan Documents, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any collateral securing the Note, or the restructuring or enforcement of the Note or any other Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. Borrower authorizes Lender to debit such expenses, costs and taxes directly to Borrower’s Loan accounts or any account Borrower maintains with Lender or Lender Affiliate.

8.3.           Indemnification.  The Borrower shall indemnify and hold the Lender harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Lender shall be designated a party thereto) which may be incurred by the Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, that the Lender shall have no right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  A certificate as to any such loss or expense shall be promptly submitted by the Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

8.4.           Construction.  The provisions of this Agreement and the respective rights and duties of Borrower and Lender hereunder shall be governed by and construed in accordance with New York law and any applicable federal laws.  Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in Onondaga County, over any action or proceeding arising out of or relating to this Agreement, or any document related to the Obligations, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.  The several captions to different Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof.  Time is of the essence in the performance of the obligations under this Agreement.  All grace periods in this Agreement and all other Loan Documents shall run concurrently.

8.5.           Extension of Time.  If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

8.6.           Notices.  All notices, requests, demands or other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address first specified above, Attn: George Blanton, or if to Lender, mailed or delivered to it, addressed to the address of Lender first specified above, Attn: Stephen Markley, Senior Vice President.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered, one (1) day after sent by nationally recognized overnight delivery service or two (2) Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

8.7.           Capital Adequacy.  If Lender shall have determined, after the closing of the Loans, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its holding company) for such reduction. Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure on the part of Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

8.8.           Survival of Agreements; Relationship.  All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of Borrower and the Lender, and their respective successors and assigns; provided, that no subsequent holder of the Notes shall by reason of acquiring that Note or Notes become obligated to make any Loan hereunder and no successor to or assignee of Borrower may borrow hereunder without the Lender’s written assent.  The Lender may transfer and assign this Agreement, and the Loans hereunder, and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Lender.  Borrower may not assign this Agreement or the right to receive any disbursements hereunder or any interest herein.  The rights and powers given in this Agreement to the Lender are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings.  The relationship between Borrower and the Lender with respect to this Agreement, the Notes and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Lender has no fiduciary obligation toward Borrower with respect to any such document or the transactions contemplated thereby.

8.9.           Severability.  If any provision of this Agreement or the Notes, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Notes, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

8.10.           Entire Agreement.  This Agreement, the Notes, the Security Instruments and any other Loan Document executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and supersede, amend and restate prior writings with respect to the subject matter hereof.  In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

8.11.           Participation/Syndication.   Borrower acknowledges that the Lender reserves the right to syndicate and/or participate its interest in the Loans and Borrower agrees to, at Lender’s request, execute such additional promissory notes and other instruments as may be appropriate to evidence its obligation under the Loans to such syndicate Lenders as may commit, in the future, to fund a portion of the Loans according to the terms of this Agreement.

8.12.           JURY TRIAL WAIVER.  BORROWER AND LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, Borrower and Lender have each caused this Agreement to be executed by their duly authorized officers on the date first set forth above.

Borrower: ANAREN, INC. By: /S/ ANAREN, INC. Lender: KEYBANK NATIONAL ASSOCIATION By: /S/ KEYBANK NATIONAL ASSOCIATION

Exhibit A
Security Instruments

Security Agreement dated on even date herewith between
Anaren, Inc. and KeyBank National Association

Exhibit B
Subsidiaries (States of Formation)

Anaren Microwave, Inc. (Delaware)
Anaren Ceramics, Inc. (New Hampshire)
Anaren Properties, LLC (New Hampshire)
M. S. Kennedy Corp. (New York)
Unicircuit, Inc. (Colorado)
Anaren Communications Suzhou Company, Ltd. (Jiangsu Province, China)

Exhibit C

Existing Indebtedness

KeyBank National Association

Exhibit D

Existing Liens

See attached